[Letterhead of]

                                    PITTSTON


December 27, 1995

Subject:  401(k) Savings-Investment Plan

Dear Plan Participant:

As an employee-owner of the Company, you are being asked to vote on the separation of Pittston Services Group Common Stock into two new classes of stock, Pittston Brink's Group Common Stock and Pittston Burlington Group Common Stock. A favorable vote of shareholders on this matter is important because the plan is intended to enhance shareholder values by allowing investors to separately value the Brink's and Burlington businesses based on their unique characteristics.

The Brink's stock will track the performance of Brink's, Incorporated, the oldest and largest armored car service company in the United States and Canada, and Brink's Home Security, Inc., one of the largest U.S. home security companies. The Burlington stock will separately track the performance of Burlington Air Express Inc., a global freight transportation and logistics management entity.

The plan, to be voted on by all shareholders on January 18, 1996, will not alter the Pittston Minerals Group and will have no adverse effect on the holders of Pittston Minerals
Group Common Stock.  As shareholders of The Pittston
Company, holders of Pittston Minerals Group Common Stock will also be asked to vote on this proposal to separate
Pittston Services Group into two classes of common stock.

Following shareholder approval of this plan, the 401(k) Savings-Investment Plan will be amended so as to allow Plan participants the choice of investing a portion of their own contributions in any of the three classes of Pittston common stock: Pittston Brink's, Pittston Burlington, and/or Pittston Minerals.

I ask you to carefully review and consider the proxy materials which have been mailed to you, and encourage you to vote as an employee-owner in favor of this plan to enhance shareholder values through the creation of the new Pittston Brink's and Pittston Burlington Common Stocks. It is important that you vote both your Pittston Services Group and Pittston Minerals Group shares in favor of this proposal.

Any questions you may have concerning this shareholder proposal can be directed to your local Human Resources representative, or to Frank Lennon, Pittston's Vice
President - Human Resources and Administration who can be reached at 203-978-5283.

Very truly yours,



/s/ J. C. Farrell
J. C. Farrell